Exhibit 99.3

May 17, 2021
ZipRecruiter, Inc.
Prepared Remarks
Q1 2021 Earnings Call

Q1 | 2021 Prepared Remarks	1

Management Discussion
Tim Yarbrough, Chief Business Ofﬁcer
Thank you, operator, and good afternoon, ladies and gentlemen.
Thank you for joining us in our earnings conference call, during which we will discuss ZipRecruiter’s performance for the quarter ended March 31st, 2021 and guidance for Q2 2021 and full year 2021. Joining me on the call today are Ian Siegel, Cofounder and CEO, and David Travers, CFO. Before we begin, please be reminded that forward-looking statements made today are subject to risks and uncertainties relating to future events and/or the future financial performance of ZipRecruiter. Actual results could differ materially from those anticipated in these forward-looking statements.
A discussion of some of the risk factors that could cause actual results to differ materially from any forward-looking statements can be found in ZipRecruiter’s public Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission on April 30, 2021, which is available on our investor website and the SEC’s website. The forward-looking statements in this conference call are based on the current expectations as of today, and ZipRecruiter assumes no obligation to update or revise them, whether as a result of new developments or otherwise.
In addition, during today's call, we will discuss non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, GAAP results. Reconciliations of the non-GAAP metrics to the nearest GAAP metrics are included in ZipRecruiter’s public S-1 filing.
And now, I will turn the call over to Ian.
lan Siegel, Chief Executive Ofﬁcer
Thank you, Tim, and good afternoon to everyone joining us today. We hope you are all staying safe and healthy.
Q1 was an exceptional quarter for the U.S. economy. GDP growth exceeded 6%, the COVID-19 vaccine rolled out en-masse, and U.S. employers are eager to staff up for the great American reopening. We were ready for this moment and saw both revenue and Quarterly Paid Employers reach all-time highs. Further, our Q2 outlook is exceptionally strong and we are projecting outsized growth in 2021 relative to our historical growth rates. I’m happy to say that we’re just getting started.
As strong as we expect the first half of 2021 to be, our internal data suggests that job seeker activity is still approximately 20% below pre-pandemic levels. There are currently over 16 million people who are either unemployed or underemployed. Additionally, millions of employed individuals who would have switched jobs are staying with their current employers. We believe as the vaccination rate climbs, schools reopen, and stimulus extensions expire, there will be a surge in job seeker activity. We’re more excited than ever about this opportunity and our unique role in helping America get back to work.

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On April 23rd, we publicly filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission to move forward with a direct listing and on May 14th we celebrated our first day as a public company. We expect our Class A common stock to begin trading on the New York Stock Exchange on May 26th. We believe becoming a public company will enable us to accelerate along our path to achieve our mission of actively connecting people to their next great opportunity.
Lastly, before Dave gets into the numbers, I would like to take this opportunity to review the three pillars of our long-term growth strategy. The first pillar is to increase the number of employers in the ZipRecruiter marketplace. The second pillar is to expand the job seeker side of our marketplace. Finally, the third pillar is to continuously make our matching technology smarter over time. We made significant progress in all three of these areas during Q1 and I’ll encourage you to read more in our shareholder letter, available on our investor relations site.
I’m excited for what the future holds. I’m excited about the rate of improvement in our product. I’m excited about the impending reopening of the economy. And I’m excited to bring in a new set of shareholders who share our long-term vision for transforming how people find work.
Now I’ll turn it over to our Chief Financial Officer, David Travers, to talk through our guidance.
David Travers, Chief Financial Officer
Thank you, Ian, and good afternoon, everyone.
We expect to deliver strong growth in Q2 and for the full year as the economic recovery continues. We expect $160 million of revenue in Q2, at the midpoint. Viewing this Q2 revenue guidance through the lens of 28% sequential growth, versus 10% sequential growth in Q1, is a helpful framework to understand the magnitude of the re-acceleration we anticipate this quarter.
The revenue increase we expect for Q2 is greater than any quarter in the history of our company, and reflects our confidence in our team’s ability to take advantage of the once-in-a-lifetime reopening of the U.S. economy. Our midpoint Adjusted EBITDA outlook of negative $19 million, or negative 12% margin, reflects both aggressive investment in building our brand, and also includes approximately $32 million in expenses we anticipate related to our direct listing.
Moving on to guidance for the full year, despite the strength of our guidance for 2021, we presume a gradual return to a more traditional macroeconomic pattern by the end of the year. Our midpoint 2021 revenue guidance of $590 million equates to 41% year-over-year growth, and would put us in line with our pre-COVID compounded growth trajectory in 2019, had it been uninterrupted by COVID, when we grew by 18% to $430 million. Following a robust macroeconomic recovery in the first half of 2021, we believe our growth will moderate somewhat from Q2 levels in the second half of the year. Specifically, our guidance implies year-over-year growth of approximately 40% in the second half of 2021.

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Our midpoint of full year 2021 Adjusted EBITDA guidance is $24 million. This equates to a 4% Adjusted EBITDA margin, which is above our pre-COVID margin of 2% from 2019, despite investing to achieve a substantially higher growth rate this year.
Beyond 2021, the macroeconomic outlook and the shape of the recovery remains uncertain. However, we believe that we are in the early phases of a new economic expansion. Presuming that is the case, in 2022 and beyond, we expect our revenue growth to return to normalized pre-COVID growth rates.
By expanding the number of both job seekers and employers in our marketplace, and using that growing scale to enhance our matching technology, we believe we are poised to deliver both solid growth and profitability over time. We are dedicated to creating and building value for our shareholders.
As we begin life as a public company, we look forward to partnering with our new shareholders while we move into the “public company phase” of achieving our mission to actively connect people to their next great opportunity.
Thank you all very much. With that, I’ll turn it over to Alex to facilitate questions.

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